FOR IMMEDIATE RELEASE

BRC Group Holdings, Inc. Reports Fourth Quarter and Full Year 2025 Financial Results

Fourth Quarter 2025 Net Income Available to Common Shareholders of $84.8 Million;
Fourth Quarter 2025 Adjusted EBITDA of $104.2 Million
Full Year 2025 Net Income Available to Common Shareholders of $299.4 Million;
Full Year 2025 Adjusted EBITDA of $231.1 Million

LOS ANGELES, March 31, 2026 – BRC Group Holdings, Inc. (Nasdaq: RILY) (“BRCGH” or the “Company”), a diversified holding company, today announced the filing of its Annual Report on Form 10-K for the three and twelve-month periods ended December 31, 2025.

Fourth Quarter & Full Year 2025 Highlights

•Strong fourth quarter and full year 2025 financial performance was driven by investment appreciation, strategic asset dispositions and operating segment performance while accomplishing a comprehensive balance sheet and operating platform transformation.
•Total debt reduced significantly by $346.6 million to $1.43 billion through senior note exchanges, redemption of senior notes, term loan repayments, and other debt paydowns.
•Net Debt(5) declined substantially by $75.9 million in the fourth quarter 2025 and $436.7 million in the full year 2025, to $627.0 million at December 31, 2025, which was primarily achieved through asset sales, investment appreciation, and senior note exchanges.
•Completed several strategic and operational objectives throughout the year including the sale of GlassRatner and Atlantic Coast Recycling, generating proceeds that were applied to debt reduction and funding operations.
•Successfully transitioned to new chief financial officer in June and independent auditor in September, and brought all SEC financial reporting current, filing three 2025 10-Qs between November 2025 and January 2026. Regained compliance with Nasdaq’s Periodic Filing Rule in January 2026.
•Fourth quarter and full year 2025 results fall within or above estimates provided on January 29, 2026 and updated on March 17, 2026, which are summarized in table Preliminary Estimates vs. Actual Financial Results.

Bryant Riley, Chairman and Co-Chief Executive Officer of BRCGH, commented: “Strong fourth quarter and full year 2025 financial results were delivered across our diverse platform of operating companies and investment holdings. The capital markets and financial services businesses performed well, overcoming difficult market conditions in the first half of 2025. The Communications Business Group (Lingo, magicJack, Marconi Wireless, and UOL) exceeded expectations, delivering high quality earnings and strong cash flows. And, the investment holdings portfolio appreciated meaningfully with improving underlying fundamentals going into 2026.

Transitioning to the 2026 outlook, Riley added: “We enter 2026 with a great opportunity to expand our capacity to serve clients, drive earnings across our operating businesses, increase our investment portfolio value, drive down corporate costs, and continue to reduce debt. We have unique middle market and small cap market experiences and capabilities to deliver complex, specialized capital solutions, advise companies, and acquire businesses. With many operating distractions resolved in 2025, we are positioned to capitalize on market opportunities while we drive enterprise-wide efficiencies.

“As we approach our 30th year in business, we wanted to congratulate our team on a great year and look to continue to leverage their agility and determination to serve our clients and shareholders.”

BRC Group Holdings, Inc. | www.brcgh.com

BRC Fourth Quarter and Full Year 2025 Financial Results Summary

	Three Months Ended December 31,		Twelve Months Ended December 31,

(Dollars in thousands, except for share data)	2025	2024	2025	2024

Net income (loss) available to common shareholders	$84,821	$877	$299,355	$(772,334)

Basic income (loss) per common share	$2.77	$0.02	$9.80	$(25.46)
Diluted income (loss) per common share	$2.77	$0.02	$9.80	$(25.46)

	Three Months Ended December 31,		Twelve Months Ended December 31,

(Dollars in thousands)	2025	2024	2025	2024

Operating Revenues (1)	$224,673	$255,940	$890,833	$1,150,226
Investment Gains (Losses) (2)	53,690	(77,358)	76,766	(403,805)
Total Revenues	$278,363	$178,582	$967,599	$746,421

Total Adjusted EBITDA (3)	$104,213	$(113,838)	$231,115	$(568,292)
Operating Adjusted EBITDA (4)	$20,473	$15,210	$112,088	$100,903

•Net income available to common shareholders was $84.8 million in the fourth quarter 2025, up from $0.9 million in the fourth quarter 2024. Net income available to common shareholders was $299.4 million in the full year 2025, up from a net loss of $(772.3) million in the full year 2024. The increase for the full year 2025 compared to the same year ago period was primarily driven by investment appreciation, gain on sale and deconsolidation of businesses, gain on senior note exchanges, and lower operating expenses.
•Revenues were $278.4 million in the fourth quarter 2025, up from $178.6 million in the fourth quarter 2024. Revenues were $967.6 million in the full year 2025, up from $746.4 million in the full year 2024. The increase for the full year 2025 compared to the same year ago period was primarily driven by investment appreciation.
•Adjusted EBITDA(3) was $104.2 million in the fourth quarter 2025, up from $(113.8) million in the fourth quarter 2024. Adjusted EBITDA was $231.1 million in the full year 2025, up from $(568.3) million in the full year 2024.
•Operating Adjusted EBITDA(4) was $20.5 million in the fourth quarter 2025, up from $15.2 million in the fourth quarter 2024. Operating Adjusted EBITDA was $112.1 million in the full year 2025, up from $100.9 million in the full year 2024.
•Total debt was $1.43 billion, with Net Debt(5) of $627.0 million, at December 31, 2025, down from $1.77 billion and $1.06 billion, respectively, at December 31, 2024. The reduction in Net Debt was primarily due to asset sales, investment appreciation, and senior note exchanges.
•Cash, cash equivalents, and restricted cash was $229.3 million at December 31, 2025, down from $247.3 million at December 31, 2024.
•Securities and other investments owned were $446.8 million and Total Investments(6) were $520.5 million at December 31, 2025, up from $282.3 million and $432.6 million at December 31, 2024, respectively. The increase was primarily attributable to appreciation in public equities.
•Basic and diluted earnings per common share (EPS) were $2.77 in the fourth quarter 2025, compared to $0.02 in the fourth quarter 2024. Basic and diluted EPS were $9.80 in the full year 2025, up from $(25.46) in the full year 2024.
BRC Group Holdings, Inc. | www.brcgh.com

Segment Operations Fourth Quarter and Full Year 2025 Financial Results Summary

	Three Months Ended December 31,		Twelve Months Ended December 31,

(Dollars in thousands)	2025	2024	2025	2024
Segment Revenues
Capital Markets	$92,588	$48,364	$264,712	$217,668
Wealth Management	47,270	48,032	175,572	200,746
Lingo	42,998	41,878	164,148	195,886
magicJack	9,025	10,163	37,934	42,845
Marconi Wireless	7,937	10,078	34,784	41,207
UOL	3,008	3,769	13,145	15,133
Consumer Products	49,186	49,858	181,540	202,597
Segment Income (Loss)
Capital Markets	$53,230	$3,836	$89,486	$(18,783)
Wealth Management	7,651	2,303	15,246	6,430
Lingo	3,846	1,379	13,136	326
magicJack	4,253	4,265	18,567	18,431
Marconi Wireless	3,302	1,782	9,410	9,833
UOL	1,421	1,864	6,302	5,728
Consumer Products	(3,970)	(16,145)	(16,345)	(52,367)

•Capital Markets segment revenues increased to $92.6 million in the fourth quarter 2025, up from $48.4 million in the fourth quarter 2024. Segment income increased to $53.2 million in the fourth quarter 2025, up from $3.8 million in the fourth quarter 2024. Segment revenues increased to $264.7 million in the full year 2025, up from $217.7 million in the full year 2024. Segment income increased to $89.5 million in the full year 2025, up from segment loss of $(18.8) million in the full year 2024. Revenues and segment income increased year-over-year, driven by higher trading gains from investment appreciation and underwriting activities. In the first half of 2025, the core investment banking and advisory business navigated a challenging market environment and the carve out transaction, with performance improving in the second half of 2025 in line with broader industry trends.
•Wealth Management segment revenues decreased to $47.3 million in the fourth quarter 2025, down from $48.0 million in the fourth quarter 2024. Segment income increased to $7.7 million in the fourth quarter 2025, up from $2.3 million in the fourth quarter 2024. Segment revenues decreased to $175.6 million in the full year 2025, down from $200.7 million in the full year 2024. Segment income increased to $15.2 million in the full year 2025, up from $6.4 million in the full year 2024. In addition to advisory and brokerage fees, the segment benefited from gains in structured equity products and carried interest appreciation during the year. In 2025, the Company completed the strategic sale of a portion of its advisory business to Stifel, which was the primary driver of the revenue decline. Despite lower assets under management, profitability improved through cost reductions and back-office integration. B. Riley Wealth had approximately $13.0 billion of client assets under management at December 31, 2025.
•Communications Business Group (“CBG”) (Lingo, magicJack, Marconi Wireless, and UOL Reportable Segments), revenues, on a combined basis, decreased to $63.0 million in the fourth quarter 2025, down from $65.9 million in the fourth quarter 2024. On a combined basis, CBG generated income of $12.8 million for the fourth quarter 2025, up from $9.3 million in the fourth quarter 2024. On a combined basis, CBG revenues decreased to $250.0 million in the full year 2025, down from $295.1 million in the full year 2024. On a combined basis, CBG generated income of $47.4 million in the full year 2025, up from $34.3 million in the full year 2024. The revenue decline was in line with expectations, and the Company’s efficient operating platform absorbed the financial impact through disciplined cost management.
BRC Group Holdings, Inc. | www.brcgh.com

•Consumer Products segment revenues slightly decreased to $49.2 million in the fourth quarter 2025, down from $49.9 million in the fourth quarter 2024. Segment loss decreased to $(4.0) million in the fourth quarter 2025, down from $(16.1) million in the fourth quarter 2024. Segment revenues decreased to $181.5 million in the full year 2025, down from $202.6 million in the full year 2024. Segment loss decreased to $(16.3) million in the full year 2025, down from $(52.4) million in the full year 2024. Quarterly revenues were flat year-over-year, signaling early signs of market stabilization. Inventory levels and shrink have normalized.

The Company’s former Communication segment has been separated into four reportable segments, which are aggregated and described as the Communications Business Group. The Capital Markets segment had a few investment entities reclassified as non-reportable segments. These entities are now captured in Corporate and All Other.

Fourth Quarter and Full Year 2025 Earnings Call
Management will provide a detailed review of the Company’s financial performance and operational highlights, followed by a question-and-answer session with analysts and investors.

Date: Tuesday, March 31, 2026

Time: 4:30 p.m. ET (1:30 p.m. PT)

Register for the call at https://evercall.co/oacc/83354 or on the Company’s website at ir.brcgh.com under Events and Presentations. An audio recording will be made available for replay until April 14, 2026.

About BRC Group Holdings, Inc.
BRC Group Holdings, Inc. (Nasdaq: RILY) is a diversified holding company, including financial services, communications, and retail, and investments in equity, debt and venture capital. Our core financial services platform provides small cap and middle market companies customized end-to-end solutions at every stage of the enterprise life cycle. Our banking business offers comprehensive services in capital markets, sales, trading, research, merchant banking, M&A, and restructuring. Our wealth management business offers wealth management and financial planning services including brokerage, investment management, insurance, and tax preparation. Our communications businesses provide consumer and business services including traditional, mobile and cloud phone, internet and data, security, and email. Our retail businesses provide mobile computing accessories and home furnishings. BRCGH deploys its capital inside and outside its core financial services platform to generate shareholder value through opportunistic investments. For more information, please visit www.brcgh.com.

Note Regarding Use of Non-GAAP Financial Measures
Certain of the information set forth herein, including Operating Revenue, Investment Gains (Losses), Adjusted EBITDA, Operating Adjusted EBITDA, Total Investments, and Net Debt, may be considered non-GAAP financial measures. BRC Group Holdings, Inc. believes this information is useful to investors because it provides a basis for measuring the Company’s available capital resources, the operating performance of its business and its revenues and cash flow, (i) including in the case of Operating Revenue, services and fees, interest income – loans, interest income - securities lending, fixed income spread, trading gains attributable to variable rate transaction spread, and sales of goods. (ii) including in the case of Investment Gains (Losses), trading gains (losses), net and fair value adjustments on loans, less fixed income spread and trading gains attributable to variable rate transaction spread (iii) excluding in the case of Adjusted EBITDA, net interest expense, provisions for or benefit from income taxes, depreciation, amortization, restructuring charge, gain or loss on extinguishment of debt, gain on bargain purchase, gain on sale and deconsolidation of businesses, gain on senior note exchange, impairment of goodwill and tradenames, share-based compensation and transaction related and other costs, (iv) excluding in the case of Operating Adjusted EBITDA, the aforementioned adjustments for adjusted EBITDA as well as trading gains (losses), net, net of fixed income and variable rate transaction spread, fair value adjustments on loans, realized and unrealized gains (losses) on investments net of variable rate transaction spread, and other investment related expenses, (v) including in the case of Total Investments, securities and other investments owned net of (a) securities sold not yet purchased, at fair value and (b) noncontrolling interest related to investments from continuing operations, loans receivable, at fair value net of loan participations sold, equity investments, and other investments reported in prepaid and other assets, (vi) including in the case of Net Debt, term loans, net, senior notes payable, net, revolving credit facility, and notes payable net of (a) cash and cash equivalents, (b) restricted cash, (c) due from clearing brokers net of due to clearing
BRC Group Holdings, Inc. | www.brcgh.com

brokers, and (d) aforementioned included items of Total Investments, that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”). In addition, the Company’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating the Company’s operating performance, management compensation, capital resources, and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by the Company may not be comparable to similarly titled amounts reported by other companies.

Footnotes
See “Note Regarding Use of Non-GAAP Financial Measures” for further discussion of these non-GAAP terms. A reconciliation of Operating Revenues, Adjusted EBITDA, Operating Adjusted EBITDA, Total Investments, and Net Debt to the comparable GAAP financial measures is included in the financial statements portion of this press release.

(1)Operating Revenues is defined as the sum of (i) service and fees, (ii) interest income – loans, (iii) interest income - securities lending, (iv) fixed income spread, (v) trading gains attributable to variable rate transaction spread, and (vi) sales of goods.

(2)Investment Gains (Losses) is defined as sum of (i) trading gains (losses), net and (ii) fair value adjustments on loans, less fixed income spread and trading gains attributable to variable rate transaction spread.

(3)Adjusted EBITDA includes earnings from continuing operations before interest, taxes, depreciation, amortization, restructuring charge, share-based payments, gain or loss on extinguishment of debt, gain on bargain purchase, gain on sale and deconsolidation of businesses, gain on senior note exchange, impairment of goodwill and tradenames, and transaction related and other costs.

(4)Operating Adjusted EBITDA is defined as Adjusted EBITDA excluding (i) trading gains (losses), net, net of (a) fixed income and variable rate transaction spread, (ii) fair value adjustments on loans, (iii) realized and unrealized gains (losses) on investments net of variable rate transaction spread, and (iv) other investment-related expenses.

(5)Net Debt is defined as the sum of (a) term loans, net, (b) senior notes payable, net, (c) revolving credit facility, and (d) notes payable, net of (i) cash and cash equivalents, (ii) restricted cash, (iii) due from clearing brokers net of due to clearing brokers, and (iv) Total Investments.

(6)Total Investments is defined as the sum of (a) securities and other investments owned net of (i) securities sold not yet purchased, at fair value and (ii) noncontrolling interest related to investments from continuing operations, (b) loans receivable, at fair value net of loan participations sold, (c) equity investments, and (d) other investments reported in prepaid and other assets.

Forward-Looking Statements
Statements made in this press release that are not descriptions of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition, and stock price could be materially negatively affected. Our forward-looking statements include, without limitation, statements regarding our ability to reduce debt, expectations regarding our future business and expected revenue growth and the appreciation of our investment portfolio. You should not place undue reliance on such forward-looking statements, which are based on the information currently available to us and speak only as of today’s date. The Company assumes no duty to update forward-looking statements, except as required by law. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s performance or achievements to be materially different from any expected future results, performance, or achievements. Actual future results, performance or achievements may differ materially from historical results or those anticipated depending on a variety of factors, some of which are beyond the control of the Company, including, but not limited to, the risks described from time to time in the Company’s periodic filings with the SEC, including, without limitation, the risks described in the Company’s 2025 Annual Report on Form 10-K under the captions
BRC Group Holdings, Inc. | www.brcgh.com

“Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (as applicable). These factors should be considered carefully, and readers are cautioned not to place undue reliance on such forward-looking statements.

# # #

BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and par value)

	December 31, 2025	December 31, 2024
Assets
Assets:
Cash and cash equivalents	$226,601	$146,852
Restricted cash	2,676	100,475
Due from clearing brokers	51,000	30,713
Securities and other investments owned ($382,461 and $215,225 at fair value)	446,843	282,325
Securities borrowed	114,937	43,022
Accounts receivable, net of allowance for credit losses of $6,108 and $6,100	55,473	68,653
Due from related parties	—	189
Loans receivable, at fair value ($2,835 and $51,902 from related parties)	26,303	90,103
Equity investments	90,433	85,487
Prepaid expenses and other assets ($— and $3,449 from related parties)	128,650	157,429
Operating lease right-of-use assets	32,109	51,509
Property and equipment, net	17,606	18,679
Goodwill	392,687	392,687
Other intangible assets, net	118,290	146,446
Deferred income taxes	763	13,598
Assets held for sale	—	84,723
Assets of discontinued operations	2,221	70,373
Total assets	$1,706,592	$1,783,263

Liabilities and Equity (Deficit)
Liabilities:
Accounts payable	$41,463	$51,238
Accrued expenses and other liabilities ($6,400 and $— at fair value)	154,780	185,745
Deferred revenue	49,907	58,148
Deferred income taxes	4,109	5,462
Due to related parties and partners	—	3,404
Securities sold not yet purchased, at fair value	9,809	5,675
Securities loaned	97,321	27,942
Operating lease liabilities	40,902	58,499
Notes payable	—	28,021
Loan participations sold	—	6,000
Revolving credit facility	6,638	16,329
Term loans, net	119,297	199,429
Senior notes payable, net	1,301,798	1,530,561
Liabilities held for sale	—	41,505
Liabilities of discontinued operations	830	21,321
Total liabilities	1,826,854	2,239,279

BRC Group Holdings, Inc. | www.brcgh.com

BRC Group Holdings, Inc. stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; 4,563 shares issued and outstanding and liquidation preference of $122,142 and $114,082	—	—
Common stock, $0.0001 par value; 100,000,000 shares authorized; 30,597,066 and 30,499,931 shares issued and outstanding	3	3
Additional paid-in capital	598,022	589,387
Accumulated deficit	(763,286)	(1,070,996)
Accumulated other comprehensive loss	(6,272)	(6,569)
Total BRC Group Holdings, Inc. stockholders’ deficit	(171,533)	(488,175)
Noncontrolling interests	51,271	32,159
Total deficit	(120,262)	(456,016)
Total liabilities and deficit	$1,706,592	$1,783,263
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
	(Unaudited)	(Unaudited)
Revenues:
Services and fees (includes $3,375 and $10,773 for the three months ended December 31, 2025 and 2024 and $12,543 and $18,575 for the twelve months ended December 31, 2025 and 2024 from related parties, respectively)	$158,557	$191,741	$633,836	$783,304
Trading gains (losses), net	61,009	(6,781)	125,530	(57,007)
Fair value adjustments on loans (includes $5,246 and $(63,159) for the three months ended December 31, 2025 and 2024 and $2,061 and $(328,671) for the twelve months ended December 31, 2025 and 2024 from related parties, respectively)	5,549	(66,238)	(448)	(325,498)
Interest income - loans (includes $92 and $(1,689) for the three months ended December 31, 2025 and 2024 and $1,910 and $33,186 for the twelve months ended December 31, 2025 and 2024 from related parties, respectively)	1,431	2,247	10,574	54,141
Interest income - securities lending	1,506	1,248	6,993	70,862
Sale of goods	50,311	56,365	191,114	220,619
Total revenues	278,363	178,582	967,599	746,421

Operating expenses:
Direct cost of services	32,210	45,893	139,417	213,901
Cost of goods sold	38,517	48,737	145,364	167,634
Selling, general and administrative expenses	146,099	171,381	599,748	689,410
Restructuring charge	(310)	597	195	1,522
Impairment of goodwill and tradenames	—	77,692	1,500	105,373
Interest expense - Securities lending and loan participations sold	1,013	1,073	5,794	66,128
Total operating expenses	217,529	345,373	892,018	1,243,968
Operating income (loss)	60,834	(166,791)	75,581	(497,547)

Other income (expense):
Interest income	241	708	3,710	3,600
Dividend income	997	323	1,818	4,462
Realized and unrealized gains (losses) on investments	34,246	(51,324)	62,718	(263,686)
Change in fair value of financial instruments and other	1,857	4,471	11,349	4,471
(Loss) gain on sale and deconsolidation of businesses	—	(484)	86,213	306
Gain on senior note exchange	—	—	67,208	—
Income from equity investments	752	19	34,996	31
Gain (loss) on extinguishment of debt	345	(12,945)	(21,298)	(18,725)
Interest expense	(20,051)	(31,113)	(92,736)	(133,308)
BRC Group Holdings, Inc. | www.brcgh.com

Income (loss) from continuing operations before income taxes	79,221	(257,136)	229,559	(900,396)
Benefit from (provision for) income taxes	11,079	(4,210)	9,885	(22,013)
Income (loss) from continuing operations	90,300	(261,346)	239,444	(922,409)
Income from discontinued operations, net of income taxes	—	255,740	70,841	147,470
Net income (loss)	90,300	(5,606)	310,285	(774,939)
Net income (loss) attributable to noncontrolling interests	3,464	(8,498)	2,870	(10,665)
Net income (loss) attributable to BRC Group Holdings, Inc.	86,836	2,892	307,415	(764,274)
Preferred stock dividends	2,015	2,015	8,060	8,060
Net income (loss) available to common shareholders	$84,821	$877	$299,355	$(772,334)

Basic net income (loss) per common share:
Continuing operations	$2.77	$(8.36)	$7.48	$(30.38)
Discontinued operations	—	8.38	2.32	4.92
Basic income (loss) per common share	$2.77	$0.02	$9.80	$(25.46)
Diluted net income (loss) per common share:
Continuing operations	$2.77	$(8.36)	$7.48	$(30.38)
Discontinued operations	—	8.38	2.32	4.92
Diluted income (loss) per common share	$2.77	$0.02	$9.80	$(25.46)

Weighted average basic common shares outstanding	30,597,066	30,499,931	30,555,258	30,336,274
Weighted average diluted common shares outstanding	30,597,066	30,499,931	30,555,258	30,336,274

BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Operating Revenues Reconciliation
(Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Total revenues	$278,363	$178,582	$967,599	$746,421
Operating revenues adjustments:
Trading (gains) losses, net	(61,009)	6,781	(125,530)	57,007
Fair value adjustments on loans	(5,549)	66,238	448	325,498
Fixed income and trading gains attributable to variable rate transactions spread	12,868	4,339	48,316	21,300
Total operating revenue adjustments	(53,690)	77,358	(76,766)	403,805
Operating revenues	$224,673	$255,940	$890,833	$1,150,226
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC
Adjusted EBITDA and Operating Adjusted EBITDA Reconciliations
(Unaudited)
(Dollars in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2025	2024	2025	2024
Net income (loss) attributable to BRC Group Holdings, Inc.	$86,836	$2,892	$307,415	$(764,274)
Income from discontinued operations, net of income taxes	—	255,740	70,841	147,470
Net (income) loss attributable to noncontrolling interests	(3,464)	8,498	(2,870)	10,665
Income (loss) from continuing operations	90,300	(261,346)	239,444	(922,409)
EBITDA Adjustments:
Net (income) loss from continuing operations attributable to noncontrolling interests	(3,464)	8,523	(2,870)	8,920
(Benefit from) provision for income taxes	(11,079)	4,210	(9,885)	22,013
Interest expense	20,051	31,113	92,736	133,308
Interest income	(241)	(708)	(3,710)	(3,600)
Share based payments	2,955	2,063	12,936	17,437
Depreciation and amortization	7,942	11,175	35,021	44,932
Restructuring charge	(310)	597	195	1,522
Loss (gain) on sale and deconsolidation of businesses	—	484	(86,213)	(306)
Gain on senior note exchange	—	—	(67,208)	—
(Gain) loss on extinguishment of debt	(345)	12,945	21,298	18,725
Impairment of goodwill and tradenames	—	77,692	1,500	105,373
Transactions related costs and other	(1,596)	(586)	(2,129)	5,793
Total EBITDA adjustments	13,913	147,508	(8,329)	354,117
Adjusted EBITDA	$104,213	$(113,838)	$231,115	$(568,292)

Operating EBITDA Adjustments:
Trading (gains) losses, net	(61,009)	6,781	(125,530)	57,007
Fair value adjustments on loans	(5,549)	66,238	448	325,498
Realized and unrealized (gains) losses on investments	(34,246)	51,324	(62,718)	263,686
Fixed income and variable rate transaction spread	17,371	4,339	69,870	21,300
Other investment related expenses	(307)	366	(1,097)	1,704
Total Operating EBITDA Adjustments	(83,740)	129,048	(119,027)	669,195
Operating Adjusted EBITDA	$20,473	$15,210	$112,088	$100,903
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Total Investments and Net Debt Reconciliation
(Unaudited)
(Dollars in thousands)

	December 31, 2025	December 31, 2024
Cash, cash equivalents, and restricted cash	$229,277	$247,327
Due from clearing brokers	51,000	30,713

Securities and other investments owned	446,843	282,325
Securities sold not yet purchased, at fair value	(9,809)	(5,675)
Loans receivable, at fair value	26,303	90,103
Loans participations sold	—	(6,000)
Equity investments	90,433	85,487
Other investments reported in prepaid and other assets	—	14,593
Noncontrolling interest	(33,305)	(28,217)
Total investments	520,465	432,616

Notes payable	—	28,021
Revolving credit facility	6,638	16,329
Term loans, net	119,297	199,429
Senior notes payable, net	1,301,798	1,530,561
Total debt	1,427,733	1,774,340

Net debt	$626,991	$1,063,684
BRC Group Holdings, Inc. | www.brcgh.com

BRC GROUP HOLDINGS, INC.
Preliminary Estimates vs. Actual Financial Results
(Unaudited)
(Dollars in thousands, except share and per share data)

	Preliminary Estimate
	Three Months Ended December 31,		Three Months Ended December 31,
	2025		2025
	Low	High	Actual
Total revenues	$271,000	$282,500	$278,363
Total operating expenses	216,500	220,600	217,529
Other income	18,500	23,500	18,387

Income from continuing operations	65,000	72,400	90,300
Net income available to common shareholders	60,000	65,400	84,821

Diluted income per common share	$1.96	$2.14	$2.77
Weighted average diluted common shares outstanding	30,597,066	30,597,066	30,597,066

BRC GROUP HOLDINGS, INC.
Preliminary Estimates vs. Actual Financial Results
(Unaudited)
(Dollars in thousands, except share and per share data)

	Preliminary Estimate
	Twelve Months Ended December 31,		Twelve Months Ended December 31,
	2025		2025
	Low	High	Actual
Total revenues	$966,000	$968,000	$967,599
Total operating expenses	897,000	892,000	892,018
Other income	153,000	155,000	153,978

Income from continuing operations	233,000	241,000	239,444
Net income available to common shareholders	293,000	301,000	299,355

Diluted income per common share	$9.60	$9.86	$9.80
Weighted average diluted common shares outstanding	30,555,258	30,555,258	30,555,258

BRC Group Holdings, Inc. | www.brcgh.com

Contacts

Investors
mfrank@brcgh.com

Media
efogerty@brcgh.com

BRC Group Holdings, Inc. | www.brcgh.com